EXHIBIT 10.2

THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN

RETENTION AWARD AGREEMENT FOR
THOMAS COLEMAN

THIS RETENTION AWARD AGREEMENT (this “Agreement”) between The Scotts Company LLC (the “Company”) and Thomas Coleman (the “Participant”) (i) confirms the terms of a cash payment (the “Cash Bonus”) and (ii) grants restricted stock units (“RSUs”) pursuant and subject to the provisions of The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended (the “Plan”). Each capitalized term that is used in this Agreement and that is not defined in this Agreement has the same meaning as the definition set forth in the Plan.
1.Promise to Stay. In consideration of the promises and consideration described herein, including but not limited to the payment of the Cash Bonus described below, Participant agrees to continue his employment with Company through at least September 30, 2017, (collectively the “Stay Period”), or that if his employment ends prior to September 30, 2017 he will not be entitled to any unvested benefits provided under this Agreement.
2.    Retention Award. In recognition of Participant’s contributions to the Company in his current role and in exchange for Participant’s agreement to accept additional responsibilities with the role of SVP, Global Financial Operations & Enterprise Performance Management Analytics, this Agreement between Participant and the Company outlines an incentive for Participant to continue his employment and to continue to perform all duties and services in accordance with Company’s expectations. The Company agrees to provide the following (collectively, the “Retention Award”):

(a)     Pre-Paid Cash Bonus. In consideration of the promises and consideration described herein, including but not limited to Participant’s promise to continue his employment with Company during the Stay Period, on April 12, 2013, the Company paid Participant the cash bonus of Two Hundred Thousand Dollars and 00/100 ($200,000.00), less applicable deductions and withholdings.
(b)    Restricted Stock Unit Award. On May 8, 2013 (the “Grant Date”) Participant was granted 9,333 RSUs and an equal number of related dividend equivalents. The number of RSUs was determined based upon the closing price of a share on the April 1, 2013. Each whole RSU represents the right to receive one full Share at the time and in the manner described in this Agreement. Subject to Section 6 of this Agreement, each dividend equivalent represents the right to receive an amount equal to the dividends that are declared and paid during the period beginning on the Grant Date and ending on the date the RSUs are settled (as described in Section 5(a) of this Agreement) with respect to the Share represented by the related RSU.
3.    Promise to Repay Cash Bonus. Participant acknowledges and agrees that he will only earn the Cash Bonus if he continues his employment with Company through at least April 1,

2015, notwithstanding Company’s payment of the Cash Bonus. Therefore, Participant agrees that, in the event he terminates his employment relationship with Company at any time prior to April 1, 2015 for a reason other than death or because the Participant is Disabled (as defined below), or if Company terminates Participant’s employment for Cause at any time prior to April 1, 2015, the entire Cash Bonus shall be forfeited, and Participant agrees to promptly repay the entire Cash Bonus no later than 5 business days after his employment with Company ceases. For purposes of this Agreement, “Cause” shall be defined as: (i) theft, conversion, or embezzlement of Company funds or property; (ii) conviction of any felony, or a misdemeanor involving moral turpitude; (iii) any willful, reckless or negligent act by Participant that may impugn the good name and reputation of Company; or (iv) willful, deliberate, or repeated violations of Company policies or directives by Participant.
In the event the Cash Bonus is forfeited under this Paragraph 3, Participant authorizes Company to use any and all necessary means to collect the Cash Bonus, including but not limited to withholding any part of the Cash Bonus not previously repaid from his final paycheck, from any severance payments due Participant as a result of his separation from Company, or any other compensation that may otherwise be paid to him, or turning the matter over to legal counsel, a collection agency, or other necessary means. Participant agrees to pay all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Company in connection with collection on or enforcement of this Agreement.
4.Vesting Of RSUs. Except as provided in Section 7 of this Agreement, the RSUs described in this Agreement will vest as follows:

(a)	General Vesting. In general, the “Vesting Schedule” is as follows:

(i)
If Participant’s employment continues uninterrupted from the Grant Date until September 30, 2015 (the “First Vesting Date”), 4,667 of the RSUs described in this Agreement will become vested on the First Vesting Date;

(ii)
If Participant’s employment continues uninterrupted from Grant Date until September 30, 2016 (the “Second Vesting Date”), an additional 2,333 of the RSUs described in this Agreement will become vested on the Second Vesting Date; and

(iii)
If Participant’s employment continues uninterrupted from the Grant Date until September 30, 2017 (the “Third Vesting Date”), the final 2,333 of the RSUs described in this Agreement will become vested on the Third Vesting Date.

(b)
Accelerated Vesting. Under the following circumstances, any outstanding RSUs not previously vested will become 100% vested earlier than as provided in the Vesting Schedule. If Participant (1) Terminates because of Participant’s death; (2) Terminates because Participant becomes Disabled (as defined below); or (3) is involuntarily Terminated by the Company for a reason other than Cause, any outstanding RSUs not previously vested will become 100% vested as of the date of such Termination and will be settled in accordance with Section 5 of this Agreement. For purposes of this Agreement, “Disabled” means (A) Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of Participant’s employer, or (C) Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

5.    Settlement.

(a)
Subject to the terms of the Plan and this Agreement, the Participant’s vested RSUs, minus any shares that are withheld for taxes as provided under Section 5(c), shall be settled in a lump sum as soon as administratively practicable, but no later than 90 days following each of the Vesting Dates described in the Vesting Schedule, except that in the event of Termination due to Participant’s death or Disability, 100% of the RSUs will be settled in a lump sum as soon as administratively practicable, but no later than 60 days following the date the RSUs become vested under Section 4. Participant’s whole vested RSUs shall be settled in full Shares, and any fractional vested RSU shall be settled in cash, determined based upon the Fair Market Value of a Share on the Settlement Date.

(b)
Participant will have none of the rights of a shareholder with respect to Shares underlying the RSUs and dividend equivalents unless and until Participant becomes the record holder of Shares issued in settlement of the RSUs and dividend equivalents.

(c)
Participant may use one of the following methods to pay the required withholding taxes related to the vesting of the RSUs. Participant will decide on the method at the time prescribed by the Company. If Participant does not elect one of these methods, the Company will apply the Net Settlement method described below:

(i)
CASH PAYMENT: If Participant elects this alternative, Participant will be responsible for paying the Company through the Third Party Administrator cash equal to the minimum statutory withholding requirements applicable on the RSUs.

(ii)
NET SETTLEMENT: If Participant elects this alternative, the Company will retain the number of shares with a Fair Market Value equal to the minimum statutory withholding requirements applicable on the RSUs.

(d)
Normally, Participant’s RSUs will vest and be settled only under the circumstances described above. However, if there is a Change in Control, Participant’s outstanding RSUs will become 100% vested on the date of the Change in Control and will be settled as described in the Plan. See the Plan for further details.

6.    Dividend Equivalents. Participant will be entitled to receive a dividend equivalent equal to any dividends declared and paid on each Share represented by a related RSU, subject to the same vesting terms and conditions as the related RSU. Any dividend equivalents described in this Section 6 that are payable with respect to vested RSUs will be distributed to Participant in accordance with Section 5 of this Agreement. Any such distributions will be made in (i) cash, for any dividend equivalents relating to cash dividends and/or (ii) Shares, for any dividend equivalents relating to Share dividends.

7.    Forfeiture.

(a)	Any RSUs and dividend equivalents that have not become vested on or before Participant’s Termination shall be forfeited on the date of Termination.

(b)
If Participant engages in “Conduct That Is Harmful To The Company” (as described below), Participant will forfeit his RSUs and related dividend equivalents and must return to the Company all Shares and other amounts Participant has received through the Plan or this Agreement. Participant shall be deemed to engage in “Conduct that is Harmful to the Company” if, without the Company’s written consent, Participant does any of the following within 180 days before and 730 days after Participant Terminates:

(i)	breaches any confidentiality, nondisclosure, and/or noncompetition obligations under any agreement or plan with the Company or any Affiliate or Subsidiary;

(ii)	fails or refuses to consult with, supply information to or otherwise cooperate with the Company or any Affiliate or Subsidiary after having been requested to do so;

(iii)	deliberately engages in any action that the Company concludes has caused substantial harm to the interests of the Company or any Affiliate or Subsidiary;

(iv)
fails to return all property (other than Participant’s personal property), including vehicles, computer or other equipment or electronic devices, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that Participant has produced or received or has otherwise been provided to Participant in the course of his employment with the Company or any Affiliate or Subsidiary; or

(v)	Engages or engaged in conduct that the Committee reasonably concludes would have given rise to a Termination for Cause had it been discovered before Participant Terminated.

8.    Beneficiary Designation. Participant may name a beneficiary or beneficiaries to receive any RSUs and related dividend equivalents that vest before Participant dies but are settled after death. This may be done only on the attached Beneficiary Designation Form and by following the rules described in that Form. The Beneficiary Designation Form does not need to be completed now and is not required as a condition of receiving the RSU Award. However, if Participant dies without completing a Beneficiary Designation Form or if Participant does not complete that Form correctly, the beneficiary will be Participant’s surviving spouse or, if Participant does not have a surviving spouse, Participant’s estate.
9.    Transferring RSUs and Related Dividend Equivalents. Except as described in Section 8, Participant’s RSUs and related dividend equivalents may not be transferred to another person. Participant may be permitted to place RSUs and related dividend equivalents into a trust established for Participant’s benefit or the benefit of Participant’s family. Contact the Third Party Administrator for further details.

10.No Promise of Continued Employment. Nothing in this Agreement shall be construed as a promise by Company to employ Participant for the entire Stay Period. Company retains the right to terminate Participant’s employment at any time for any reason with or without notice. If Company terminates Participant’s employment, Participant shall be entitled to retain the Cash Bonus, unless such termination is for cause as defined above.
11.Miscellaneous.

(a)
No Waiver. Failure or delay by Company in exercising any right, power, or privilege under the Agreement or failure by Company to insist upon strict compliance with any of the terms shall not be deemed a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)	Binding Effect. This Agreement is binding on Participant and, as applicable, his spouse, next of kin, heirs, representatives, administrators, executors, successors, and assigns.

(c)
Choice of Law. This Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(d)
Entire Agreement. This Agreement sets forth the entire agreement between Participant and Company related to the Retention Award. However, nothing in this Agreement supersedes or modifies the terms applicable to Participant under the Executive Severance Plan, and any prior restrictive covenants between Participant and Company.

The undersigned have carefully read this Agreement; they know and understand its contents; they freely and voluntarily agree to abide by its terms; and they have not been coerced into signing it.
THOMAS COLEMAN

/s/ THOMAS COLEMAN
SIGNATURE

5/16/13
DATE

THE SCOTTS COMPANY LLC

/s/ DENISE STUMP

SIGNATURE
EVP, Global Human Resources_______
TITLE

5/14/13
DATE